Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS FISCAL 2012 FIRST-QUARTER RESULTS; REAFFIRMS FISCAL YEAR EPS AND OPERATING CASH FLOW EXPECTATIONS
First-quarter Fiscal 2012 Highlights:
•	Diluted EPS from continuing operations of $0.20 as reported and $0.29 adjusted for items impacting comparability, down 38% as reported and 15% on a comparable basis.

•	Consumer Foods’ sales increased 4%, reflecting 4% price/mix and flat volume; the segment’s operating profits declined slightly, reflecting 11% inflation that offset strong cost savings and the benefit of pricing. Additional pricing actions are under way.

•	Commercial Foods’ sales grew at a double-digit rate; profitability decreased due to wheat market dynamics, which more than offset the benefit of necessary price increases at Lamb Weston. The balance of the year is expected to reflect stronger price/mix for the potato operations.

•	The company continues to expect low- to mid-single-digit EPS growth, adjusted for items impacting comparability, in fiscal 2012; due to the timing of inflation and pricing, the growth is expected to occur in the second half of the year.

•	The company continues to expect operating cash flow in excess of $1.2 billion for the fiscal year.
OMAHA, Neb., Sept. 20, 2011 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2012 first quarter ended Aug. 28, 2011. Diluted EPS from continuing operations was $0.20, including $0.09 per diluted share of expense from items impacting comparability. Adjusting for those items, diluted EPS from

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continuing operations was $0.29. For the same period a year ago, diluted EPS from continuing operations as reported was $0.32, and was $0.34 after adjusting for $0.02 of expense from items impacting comparability. The company planned for a year-over-year decline in fiscal first-quarter EPS due to the timing of inflation and pricing. Items impacting comparability in the current year and prior year are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 9.
Gary Rodkin, ConAgra Foods’ chief executive officer, said, “Despite a very challenging environment and high inflation, we delivered accelerating price/mix contribution and robust cost savings. The first-quarter EPS reflects the negative impact of short-term wheat market dynamics in our Commercial Foods segment and severe inflation in our Consumer Foods segment. We took pricing actions in the first quarter in both of our operating segments, and more pricing actions will soon be implemented in both segments. Our EPS goal for the full year remains unchanged.”
Consumer Foods Segment (62% of first-quarter sales)
Branded and non-branded food sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $1,892 million and operating profit of $196 million for the first quarter. Sales increased 4%, reflecting flat volumes and 4% contribution from price/mix. Additional increases are planned for the second quarter.
•	Brands posting sales growth for the quarter include DAVID, Healthy Choice, Hebrew National, Manwich, Marie Callender’s, Orville Redenbacher’s, PAM, Parkay, Peter Pan, Reddi-wip, Slim Jim, Swiss Miss, Wesson, and others.

•	The company posted strong sales results for several key sales channels.

•	More brand details can be found in the Q&A document accompanying this release.
Operating profit of $196 million was 6% below last year’s $208 million as reported. Restructuring charges of $16 million in the current quarter and $8 million in the year-ago period are included in reported results; adjusting for these amounts, current quarter operating profit of $212 million was 1% below $216 million in the year-ago period. The slight comparable operating profit decline reflects very high input cost inflation (approximately 11%) in the current quarter, which, as expected, more than offset strong cost savings and the benefit of pricing.

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Because of pricing actions already taken, as well as additional pricing actions under way, the company expects this segment to post year-over-year operating profit growth, adjusted for items impacting comparability, in the second half of fiscal 2012.
Commercial Foods Segment (38% of first-quarter sales)
Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.
Sales for the Commercial Foods segment were $1,180 million, 19% above year-ago amounts. Segment operating profit was $98 million, 14% below year-ago amounts; adjusting for $4 million of restructuring charges in the current quarter, the comparable year-over-year decline in operating profit was 10%.
The sales increase largely reflects the pass-through of higher year-over-year wheat costs in the form of higher flour prices for the milling operations. The sales performance also reflects Lamb Weston’s price increases, which were necessitated by higher input costs, and volume gains. Lamb Weston’s price/mix is expected to continue to improve throughout the balance of the year.
The segment’s profit decline reflects the negative impact of wheat market dynamics related to the transition from the old crop to the new crop; this impact more than offset the benefits of mix and efficiencies throughout the segment. This segment is expected to post improved year-over-year profitability in the balance of this fiscal year, driven by improved performance at Lamb Weston.
Hedging Activities — This language primarily relates to operations other than the company’s milling operations.
The company recorded $34 million of net hedging loss as unallocated Corporate expense in the current quarter, and $6 million of net hedging loss as unallocated Corporate expense in the year-ago period. The company identifies these amounts as items impacting comparability. Those amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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Other Items
•	Corporate expense was $118 million for the quarter and $80 million in the year-ago period. Current-quarter amounts include $34 million due to hedge losses and $3 million of restructuring charges, and year-ago amounts include $6 million of hedge losses. Excluding these amounts, Corporate expense was $81 million for the current quarter and $74 million in the year-ago period.

•	Equity method investment earnings were $6 million for the first quarter, in line with year-ago amounts.

•	Net interest expense was $53 million in the current quarter, compared with $37 million in the year-ago period; interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited year-ago period amounts by $18 million.

•	The effective tax rate for continuing operations for the quarter was 34%. The company expects the effective tax rate for the full fiscal year 2012 to be approximately 34%, excluding items impacting comparability.
Capital Items
•	Dividends for the current quarter totaled $94 million versus $88 million in the year-ago period; the increase reflects a higher dividend rate partially offset by fewer shares outstanding.

•	The company did not repurchase any shares during the quarter. The company has approximately $125 million remaining on its current share repurchase authorization.

•	For the current quarter, capital expenditures from continuing operations for property, plant, and equipment were $96 million, compared with $129 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $91 million for the quarter; this compares with a total of $86 million in the year-ago period.

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•	On September 14, 2011, subsequent to the fiscal first quarter, the company entered into an unsecured revolving credit agreement, which replaces the company’s prior revolving credit agreement that was to mature in December 2011. The new Credit Agreement provides for a revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $1.5 billion (subject to increase to a maximum aggregate principal amount of $2.0 billion), matures on September 14, 2016, and may be extended for additional one-year periods on an annual basis.

•	Subsequent to quarter end, the company repaid $343 million of current portion of long-term debt.
Fiscal 2012 Guidance Reaffirmed
The company continues to expect fiscal 2012 full-year diluted EPS, adjusted for items impacting comparability, to grow at a low- to mid-single-digit rate over the comparable $1.75 earned last fiscal year. The company has revised its full-year inflation expectations for the Consumer Foods segment to 9-10% from its original estimate of 7-8%. As previously communicated, given the timing of pricing and inflation, the fiscal year’s EPS growth is expected to occur in the second half of the fiscal year. The company expects fiscal 2012 second-quarter EPS to reflect high inflation as well as increased marketing investments, and therefore to be below comparable year-ago amounts.

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Major Items Impacting First-quarter Fiscal 2012 EPS Comparability
Included in the $0.20 diluted EPS from continuing operations for the first quarter of fiscal 2012 (EPS amounts rounded and after tax):
•	Approximately $0.05 per diluted share of net expense, or $34 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.

•	Approximately $0.04 per diluted share of net expense, or $24 million pretax, related to restructuring activities designed to improve efficiencies. $16 million of these are in the Consumer Foods segment ($3 million in cost of goods sold (COGS), $13 million in selling, general, and administrative (SG&A) expense), $4 million are in the Commercial Foods segment (all SG&A), and $3 million are unallocated Corporate expense (SG&A).
Included in the $0.32 diluted EPS from continuing operations for the first quarter of fiscal 2011 (EPS amounts rounded and after tax):
•	Approximately $0.01 of expense, or $8 million pretax, related to restructuring plans; this expense is classified within the Consumer Foods segment ($4 million in COGS, $4 million in SG&A).

•	Approximately $0.01 per diluted share of net expense, or $6 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.
Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-741-4248 and 1-719-325-4901, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

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A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 2666729. A rebroadcast also will be available on the company’s website.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
Annual Stockholders’ Meeting Webcast
The company will webcast its 2011 Annual Stockholders’ Meeting on Friday, Sept. 23, 2011. This event will be webcast live beginning at 2:30 p.m. EDT. The webcast will be archived starting at 4:30 p.m. EDT on Friday, Sept. 23, and can be accessed at http://investor.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the effectiveness of its product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.
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Regulation G Disclosure
Below is a reconciliation of Q1 FY12 and Q1 FY11 diluted earnings per share, Consumer Foods segment operating profit, Commercial Foods segment operating profit, and FY11 diluted earnings per share, adjusted for items impacting comparability. Amounts may be impacted by rounding.
Q1 FY12 & Q1 FY11 Diluted EPS from Continuing Operations — Reconciliation for Regulation G Purposes

			Year-
			over-year
	Q1 FY12	Q1 FY11	%change
Diluted EPS from continuing operations	$0.20	$0.32	-38%
Items impacting comparability:
Net expense related to unallocated mark-to-market impact of derivatives	0.05	0.01
Expense related to restructuring charges	0.04	0.01

Diluted EPS adjusted for items impacting comparability	$0.29	$0.34	-15%

Consumer Foods Segment Operating Profit Reconciliation

			Year-
			over-year
(Dollars in millions)	Q1 FY12	Q1 FY11	%change
Consumer Foods Segment Operating Profit	$196	$208	-6%
Expense related to restructuring charges	16	8

Consumer Foods Segment Adjusted Operating Profit	$212	$216	-1%

Commercial Foods Segment Operating Profit Reconciliation

			Year-
			over-year
(Dollars in millions)	Q1 FY12	Q1 FY11	%change
Commercial Foods Segment Operating Profit	$98	$113	-14%
Expense related to restructuring charges	4	—

Commercial Foods Segment Adjusted Operating Profit	$102	$113	-10%

FY11 EPS — Reconciliation for Regulation G Purposes

Total FY11
Diluted EPS from continuing operations	$1.90
Items impacting comparability:
Expense related to restructuring charges	0.08
(Benefit) related to unallocated mark-to-market impact of derivatives	(0.05)
(Benefit) related to receipt of insurance proceeds from Garner, N.C., accident	(0.15)
(Benefit) of gain on early repayment of Trading & Merchandising divestiture-related PIK note	(0.04)
Rounding	0.01

Diluted EPS adjusted for items impacting comparability	$1.75

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ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 28, 2011	August 29, 2010	Percent Change
SALES
Consumer Foods	$1,891.7	$1,811.5	4.4%
Commercial Foods	1,180.3	992.8	18.9%

Total	3,072.0	2,804.3	9.5%

OPERATING PROFIT
Consumer Foods	$196.2	$207.7	(5.5)%
Commercial Foods	97.5	113.1	(13.8)%

Total operating profit for segments	293.7	320.8	(8.4)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(117.9)	(79.5)	48.3%
Interest expense, net	(52.9)	(37.3)	41.8%

Income from continuing operations before income taxes and equity method investment earnings	$122.9	$204.0	(39.8)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 28, 2011	August 29, 2010	Percent Change
Net sales	$3,072.0	$2,804.3	9.5%
Costs and expenses:

Cost of goods sold	2,473.3	2,153.0	14.9%

Selling, general and administrative expenses	422.9	410.0	3.1%

Interest expense, net	52.9	37.3	41.8%

Income from continuing operations before income taxes and equity method investment earnings	122.9	204.0	(39.8)%
Income tax expense	43.6	66.9	(34.8)%
Equity method investment earnings	6.2	6.2	—%

Income from continuing operations	85.5	143.3	(40.3)%

Income from discontinued operations, net of tax	0.1	3.0	(96.7)%

Net income	$85.6	$146.3	(41.5)%

Less: Net income (loss) attributable to noncontrolling interests	0.3	(0.1)	N/A

Net income attributable to ConAgra Foods, Inc.	$85.3	$146.4	(41.7)%

Earnings per share — basic

Income from continuing operations	$0.21	$0.32	(34.4)%
Income from discontinued operations	—	0.01	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$0.21	$0.33	(36.4)%

Weighted average shares outstanding	412.7	441.5	(6.5)%

Earnings per share — diluted

Income from continuing operations	$0.20	$0.32	(37.5)%
Income from discontinued operations	—	0.01	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$0.20	$0.33	(39.4)%

Weighted average share and share equivalents outstanding	418.1	446.0	(6.3)%

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ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)
(unaudited)

	August 28, 2011	May 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$1,095.2	$972.4
Receivables, less allowance for doubtful accounts of $7.7 and $7.8	922.0	849.4
Inventories	1,815.3	1,803.4
Prepaid expenses and other current assets	261.1	274.1

Total current assets	4,093.6	3,899.3
Property, plant and equipment, net	2,638.0	2,670.1
Goodwill	3,609.0	3,609.4
Brands, trademarks and other intangibles, net	989.3	936.3
Other assets	280.8	293.6

	$11,610.7	$11,408.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of long-term debt	$376.8	$363.5
Accounts payable	1,165.5	1,083.7
Accrued payroll	125.7	124.1
Other accrued liabilities	666.2	554.3

Total current liabilities	2,334.2	2,125.6
Senior long-term debt, excluding current installments	2,659.8	2,674.4
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,690.5	1,704.3
Total stockholders’ equity	4,730.3	4,708.5

	$11,610.7	$11,408.7

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ConAgra Foods, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Thirteen weeks ended
	August 28,	August 29,
	2011	2010
Cash flows from operating activities:
Net income	$85.6	$146.3
Income from discontinued operations	0.1	3.0

Income from continuing operations	85.5	143.3
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	91.5	85.8
Asset impairment charges	7.1	0.2
Insurance recoveries recognized related to Garner accident	—	(1.3)
Advances from insurance carriers related to Garner accident	—	3.0
Distributions from affiliates less than current earnings	(2.2)	(2.6)
Contributions to pension plans	(3.0)	(110.1)
Share-based payments expense	12.3	8.4
Non-cash interest income on payment-in-kind notes	—	(18.5)
Other items	(6.7)	24.0
Change in operating assets and liabilities before effects of business acquisitions and dispositions:
Accounts receivable	(63.1)	(2.2)
Inventory	(12.1)	(148.3)
Prepaid expenses and other current assets	12.9	37.8
Accounts payable	108.9	81.1
Accrued payroll	1.6	(131.9)
Other accrued liabilities	79.3	135.5

Net cash flows from operating activities — continuing operations	312.0	104.2
Net cash flows from operating activities — discontinued operations	3.1	4.6

Net cash flows from operating activities	315.1	108.8

Cash flows from investing activities:
Additions to property, plant and equipment	(95.6)	(129.1)
Sale of property, plant and equipment	3.8	1.0
Advances from insurance carriers related to Garner accident	—	2.5
Purchase of businesses and intangible assets	(57.5)	(129.7)

Net cash flows from investing activities — continuing operations	(149.3)	(255.3)
Net cash flows from investing activities — discontinued operations	—	248.9

Net cash flows from investing activities	(149.3)	(6.4)

Cash flows from financing activities:
Repayment of long-term debt	(2.5)	(38.4)
Repurchase of ConAgra Foods common shares	—	(100.0)
Cash dividends paid	(94.3)	(88.5)
Exercise of stock options and issuance of other stock awards	55.7	10.9
Other items	—	(0.3)

Net cash flows from financing activities — continuing operations	(41.1)	(216.3)
Net cash flows from financing activities — discontinued operations	—	(0.1)

Net cash flows from financing activities	(41.1)	(216.4)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	1.7
Net change in cash and cash equivalents	122.8	(112.3)
Cash and cash equivalents at beginning of period	972.4	953.2

Cash and cash equivalents at end of period	$1,095.2	$840.9

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